Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 6, 2025

We consent to the incorporation by reference in the Registration Statement No. (333-119887, 333-119590, 333-185556, 333-266241, 333-221190, 333-280857, 333-280858, and 333-287702) on Form S-8 of our report dated June 6, 2025, appearing in the Annual Report on Form 11-K of the Community Financial System, Inc. 401(k) Employee Stock Ownership Plan for the year ended December 31, 2024.

Dannible & McKee, LLP
Syracuse, New York